Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TRONOX INCORPORATED

TRONOX INCORPORATED, a Corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.             The name of the Corporation is Tronox Incorporated.  The Corporation was originally incorporated under the name “New-Co Chemical, Inc.” and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 17, 2005.  An amendment to the original Certificate of Incorporation changing the Corporation’s name to “Tronox Incorporated” was filed with the Secretary of State of the State of Delaware on September 12, 2005.

2.             This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) was duly adopted in accordance with Section 245 of the Delaware General Corporation Law.  Pursuant to Sections 242 and 228 of the Delaware General Corporation Law, the amendments and restatement herein set forth have been duly adopted by the Board of Directors of the Corporation and the sole stockholder of the Corporation.

3.             Pursuant to Section 245 of the Delaware General Corporation Law, this Certificate of Incorporation restates and integrates and amends the provisions of the Certificate of Incorporation of the Corporation.

The text of this Certificate of Incorporation is hereby restated and amended to read in its entirety as follows:

ARTICLE FIRST

The name of the Corporation is:

TRONOX INCORPORATED

ARTICLE SECOND

The registered office of the Corporation in the State of Delaware is located at No. 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name and address of its resident agent is The Corporation Trust Company, No. 1209 Orange Street, Wilmington, Delaware 19801.

ARTICLE THIRD

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE FOURTH

(1)           The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 230 million, of which (i) 100 million shares shall be shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), (ii) 100 million shares shall be shares of Class B Common Stock, par value $0.01 per share (“Class B Common Stock”) (the Class A Common Stock and the Class B Common Stock collectively referred to herein as “Common Stock”), and (iii) 30 million shares shall be shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”).

(2)           Without regard to any other provision of this Certificate of Incorporation (including, without limitation, all of the provisions of this ARTICLE FOURTH), each share of Common Stock, $0.01 par value, either issued and outstanding or held by the Corporation as treasury stock, immediately prior to the time this amendment becomes effective shall be and is hereby automatically reclassified as and changed (without any further act) into 2,288.9431 fully-paid and nonassessable shares of Class B Common Stock.

(3)           The Preferred Stock may be issued from time to time in one or more series.  The resolution or resolutions of the Board of Directors of the Corporation (the “Board”) providing for the issue of shares of a particular series shall fix, subject to applicable laws and provisions of this Certificate of Incorporation, the voting power, designation, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of the shares of such series.  The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(a)           the number of shares constituting such series, including the authority to increase or decrease such number, and the distinctive designation of such series;

(b)           the rate of dividends payable on shares of such series, the dates on which such dividends shall be paid, and whether such dividends shall be cumulative or noncumulative;

(c)           the full or limited voting power, if any, for such series and the terms and conditions under which such voting power may be exercised;

(d)           the right, if any, of the Corporation to redeem shares of such series and the terms and conditions of such redemption;

(e)           the obligations, if any, of the Corporation to retire shares of such series pursuant to a retirement or sinking fund of a similar nature or otherwise and the terms and conditions of such obligation;

(f)            the terms and conditions, if any, upon which the shares of such series shall be convertible into shares of stock of any other class or series including the conversion rate and the term of adjustment thereof, if any;

(g)           the amount which the holders of the shares of such series shall be entitled to receive in case of a liquidation, dissolution or winding up of the Corporation;

(h)           the relative priority of the shares of such series to shares of other classes or series with respect to dividends or upon the dissolution of or the distribution of assets of the Corporation; and

(i)            and other rights and qualifications, preferences and limitations or restrictions of the shares of such series;

so far as not inconsistent with the provisions of this Certificate of Incorporation and to the full extent now or hereafter permitted by the laws of the State of Delaware.

(4)           (a)           Except as otherwise provided in this paragraph (4), no direct or indirect purchase by the Corporation from any Interested Stockholder (as hereinafter defined) of shares of Common Stock of the Corporation beneficially owned by such Interested Stockholder for less than two years prior to the date of such purchase shall be made at a per share price in excess of Fair Market Value (as hereinafter defined) at the time of such purchase unless such purchase is approved by the affirmative vote of not less than a majority of the Voting Stock (as defined in ARTICLE TENTH) held by Disinterested Stockholders (as hereinafter defined).

(b)           The provisions of this paragraph (4) shall not apply to (i) any offer to purchase made by the Corporation which is made on the same terms and conditions of the holders of all shares of Common Stock of the Corporation, or (ii) any open market purchases by the Corporation of shares of its Common Stock at prevailing market prices.

(c)           The provisions of this paragraph (4) shall not be amended without the affirmative vote of (a) not less than a majority of the Voting Stock entitled to vote thereon and (b) not less than a majority of the Voting Stock entitled to vote thereon held by Disinterested Stockholders.

(d)           For purposes of this paragraph (4):

(i)            the terms “Interested Stockholder” shall have the meaning of “Related Person” set forth in paragraph (B)(3) of ARTICLE TENTH, except that the percent of Voting Stock referred to in clauses (a) and (b) of such definition shall be 5% rather than 10%;

(ii)           the term “Fair Market Value” shall have the meaning set forth in paragraph (B)(9) of ARTICLE TENTH, except that “Fair Market Value” shall mean the highest sale price or bid quotation during the five-trading day period preceding the date of the purchase of the stock; and

(iii)          the terms “Disinterested Stockholders” means those holders of the Voting Stock, none of which is an Interested Stockholder.

(5)           Except as set forth herein, neither the holders of Preferred Stock nor the holders of Common Stock shall have any preemptive rights, and the Corporation shall have the right to issue and sell to any person or persons any shares of its capital stock or any option rights or any securities having conversion or option rights, without first offering such shares, rights or securities to any holders of Preferred Stock or Common Stock.

(6)           CLASS A COMMON STOCK AND CLASS B COMMON STOCK

The following is a statement of the powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Class A Common Stock and Class B Common Stock of the Corporation:

SECTION 1.           Except as otherwise set forth below in this ARTICLE FOURTH, the powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions of the Class A Common Stock and Class B Common Stock shall be identical in all respects.

SECTION 2.           Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation, holders of Class A Common Stock and Class B Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation (other than Common Stock of the Corporation) or property of the Corporation when and as may be declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions.  In the case of dividends or other distributions payable in Common Stock, including distributions pursuant to stock splits or divisions of Common Stock of the Corporation, only shares of Class A Common Stock shall be paid or distributed with respect to Class A Common Stock and only shares of Class B Common Stock shall be paid or distributed with respect to Class B Common Stock.  The number of shares of Class A Common Stock and Class B Common Stock so distributed on each share shall be equal.  Neither the shares of Class A Common Stock nor the shares of Class B Common Stock may be reclassified, subdivided or combined unless such reclassification, subdivision or combination occurs simultaneously and in the same proportion for each class.

SECTION 3.           (A)          At every meeting of the stockholders of the Corporation, every holder of Class A Common Stock shall be entitled to one vote in person or by proxy for each share of Class A Common Stock held in his or her name on the transfer books of the Corporation, and every holder of Class B Common Stock shall be entitled to six votes in person or by proxy for each share of Class B Common Stock held in his or her name on the transfer books of the Corporation in connection with the election of directors and all other matters submitted to a vote of stockholders.  Except as may be otherwise required by lawor by this Certificate of Incorporation, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class and their votes shall be counted and totaled together, subject to any voting rights which may be granted to holders of Preferred Stock, on all matters submitted to a vote of stockholders of the Corporation.  To the fullest extent permitted by law, any increase in the authorized number of shares of any class or classes of stock of the Corporation or creation, authorization or issuance of any securities convertible into, or warrants, options or similar rights to purchase, acquire or receive, shares of any such class or classes of stock shall be deemed not to affect adversely the powers, preferences or special rights of the shares of Class A Common Stock or Class B Common Stock.  Any provision of this Certificate of Incorporation for the voluntary, mandatory or other conversion or exchange of the Class B Common Stock into or for Class A Common Stock on a one-for-one basis shall be deemed not to affect adversely the rights of the Class A Common Stock.

(B)           At any meeting of stockholders, the presence in person or by proxy of the holders of shares entitled to cast a majority of all the votes which could be cast at such meeting by the holders of all of the outstanding shares of stock of the Corporation entitled to vote on every matter that is to be voted on at such meeting shall constitute a quorum.

SECTION 4.           In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Preferred Stock, the remaining assets and funds of the Corporation shall be distributed pro rata to the holders of Common Stock, and the holders of Class A Common Stock and the holders of Class B Common Stock will be entitled to receive the same amount per share in respect thereof.  For purposes of this SECTION 4, the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

SECTION 5.           Except as shall otherwise be approved by a majority of the votes entitled to be cast by the holders of the outstanding shares of each class of Common Stock voting separately as a class, in case of any reorganization or any consolidation of the Corporation with one or more other corporations or a merger of the Corporation with another corporation in which shares of Class A Common Stock or Class B Common Stock are converted into (or entitled to receive with respect thereto) shares of stock and/or other securities or property (including cash), each holder of a share of Class A Common Stock shall be entitled to receive with respect to such share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon such reorganization, consolidation or merger by a holder of a share of Class B Common Stock and each holder of a share of Class B Common Stock shall be entitled to receive with respect to such share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon such reorganization, consolidation or merger by a holder of a share of Class A Common Stock.  In the event that the holders of Class A Common Stock (or of Class B Common Stock) are granted rights to elect to receive one of two or more alternative forms of consideration, the foregoing provision shall be deemed satisfied if holders of Class A Common Stock and holders of Class B Common Stock are granted substantially identical election rights.

SECTION 6.           (A)          Prior to the date on which shares of Common Stock are transferred to stockholders of Kerr-McGee Corporation in a Tax-Free Spin-Off (as defined in SECTION 6(B) below), each record holder of shares of Class B Common Stock (excluding the Corporation) may convert any or all of such shares into an equal number of shares of Class A Common Stock by surrendering the certificates for such shares, accompanied by any payment required for documentary, stamp or similar issue or transfer taxes and by a written notice by such record holder to the Corporation.  Such written notice shall state that such record holder desires to convert such shares of Class B Common Stock into the same number of shares of Class A Common Stock including for the purpose of the sale or other disposition of such shares of Class A Common Stock, and shall request that the Corporation issue all of such shares of Class A Common Stock to persons named therein, setting forth the number of shares of Class A Common Stock to be issued to each such person and the denominations in which the certificates therefor are to be issued.  To the extent permitted by law, such voluntary conversion shall be deemed to have been effected at the close of business on the date of such surrender.  From and after a Tax-Free Spin-Off, shares of Class B Common Stock shall no longer be convertible into shares of Class A Common Stock.

(B)           Prior to a Tax-Free Spin-Off, each share of Class B Common Stock shall be converted automatically into one share of Class A Common Stock upon the transfer of such share if, after such transfer, such share is not owned beneficially by Kerr-McGee Corporation, its direct and indirect subsidiaries and its affiliates (other than the Corporation and its subsidiaries) (collectively, “Kerr-McGee”).  Shares of Class B Common Stock shall not convert into shares of Class A Common Stock:

(i)            in any transfer effected in connection with the distribution of Common Stock to stockholders of Kerr-McGee in a transaction (including any distribution in exchange for shares of capital stock or securities of Kerr-McGee) intended to qualify as a tax-free distribution under Section 355 of the Internal Revenue Code of 1986 (the “Code”), (such distribution, a “Tax-Free Spin-Off”), or

(ii)           in any transfer after a Tax-Free Spin-Off.

For purposes of this SECTION 6, a Tax-Free Spin-Off shall be considered to have occurred at the time shares of Class B Common Stock are distributed to stockholders of Kerr-McGee following receipt of an affidavit described in clause (iii) of the first sentence of SECTION 6(D) below.  For purposes of this SECTION 6, each reference to a “person” shall be deemed to include not only a natural person, but also a corporation, partnership, limited liability company, joint venture, association, or legal entity of any kind; each reference to a “natural person” (or to a “record holder” of shares, if a natural person) shall be deemed to include in his or her representative capacity a guardian, committee, executor, administrator or other legal representative of such natural person or record holder.  For purposes of this Certificate of

Incorporation, “affiliate” and “beneficial ownership” shall have the meanings ascribed to such terms in Rules 12b-2 and 13d-3, respectively, under the Securities Exchange Act of 1934.

Each share of Class B Common Stock shall be converted automatically into one share of Class A Common Stock on the date, if any, on which the outstanding shares of Class B Common Stock owned beneficially by Kerr-McGee represent less than 50% of the aggregate number of shares of the then outstanding Common Stock, provided that a Tax-Free Spin-Off has not occurred.  For the avoidance of doubt, SECTION 6(B) above shall not apply to the preceding sentence.

The Corporation will provide notice of any automatic conversion of all outstanding shares of Class B Common Stock to holders of record of the Common Stock as soon as practicable following such conversion; provided, however, that the Corporation may satisfy such notice requirement by providing such notice prior to such conversion.  Such notice shall be provided by mailing notice of such conversion first class postage prepaid, to each holder of record of the Common Stock, at such holder’s address as it appears on the transfer books of the Corporation; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the automatic conversion of any shares of Class B Common Stock.  Each such notice shall state, as appropriate, the following:

(i)            the automatic conversion date;

(ii)           that all outstanding shares of Class B Common Stock are converted automatically; and

(iii)          the place or places where certificates for such shares may be surrendered in exchange for certificates representing Class A Common Stock.

Immediately upon such conversion, the rights of the holders of shares of Class B Common Stock as such shall cease and such holders shall be treated for all purposes as having become the record owners of the shares of Class A Common Stock issuable upon such conversion; provided, however, that such persons shall be entitled to receive when paid any dividends declared on the Class B Common Stock as of a record date preceding the time of such conversion and unpaid as of the time of such conversion, subject to SECTION 6(F) below.

(C)           Prior to a Tax-Free Spin-Off, holders of shares of Class B Common Stock may:

(i)            sell or otherwise dispose of or transfer any or all of such shares held by them, respectively, only in connection with a transfer which meets the qualifications of SECTION 6(D) below, and under no other circumstances, or

(ii)           convert any or all of such shares into shares of Class A Common Stock, including for the purpose of effecting the sale or disposition of such shares of Class A Common Stock to any person as provided in SECTION 6(A) above.

Prior to a Tax-Free Spin-Off, no one other than those persons in whose names shares of Class B Common Stock become registered on the original stock ledger of the Corporation by reason of their record ownership of shares of common stock of the Corporation which are reclassified into shares of Class B Common Stock, or transferees or successive transferees who receive shares of Class B Common Stock in connection with a transfer which meets the qualifications set forth in SECTION 6(D) below, shall by virtue of the acquisition of a certificate for shares of Class B Common Stock have the status of an owner or holder of shares of Class B Common Stock or be recognized as such by the Corporation or be otherwise entitled to enjoy for his or her own benefit the special rights and powers of a holder of shares of Class B Common Stock.

Holders of shares of Class B Common Stock may at any and all times transfer to any person the shares of Class A Common Stock issuable upon conversion of such shares of Class B Common Stock.

(D)          Prior to a Tax-Free Spin-Off, shares of Class B Common Stock shall be transferred on the books of the Corporation and a new certificate therefor issued, upon presentation at the office of the Secretary of the Corporation (or at such additional place or places as may from time to time be designated by the Secretary or any Assistant Secretary of the Corporation) of the certificate for such shares, in proper form for transfer and accompanied by all requisite stock transfer tax stamps, only if such certificate when so presented shall also be accompanied by any one of the following:

(i)            an affidavit from Kerr-McGee Corporation stating that such certificate is being presented to effect a transfer by Kerr-McGee Corporation of such shares to its subsidiary or affiliate; or

(ii)           an affidavit from Kerr-McGee Corporation stating that such certificate is being presented to effect a transfer by any of its subsidiaries or affiliates of such shares to Kerr-McGee Corporation or another subsidiary or affiliate of Kerr-McGee Corporation; or

(iii)          an affidavit from Kerr-McGee Corporation stating that such certificate is being presented to effect a transfer by Kerr-McGee Corporation of such shares to its stockholders in connection with a Tax-Free Spin-Off.

Each affidavit of a record holder furnished pursuant to this SECTION 6(D) shall be verified as of a date not earlier than five days prior to the date of delivery thereof, and, where such record holder is a corporation or partnership, shall be verified by an officer of the corporation or by a general partner of the partnership, as the case may be.

If a record holder of shares of Class B Common Stock shall deliver a certificate for such shares, endorsed by him or her for transfer or accompanied by an instrument of transfer signed by him or her, to a person who receives such shares in connection with a transfer which does not meet the qualifications set forth in this SECTION 6(D), then such person or any successive transferee of such certificate may treat such endorsement or instrument as authorizing him or her on behalf of such record holder to convert such shares in the manner above provided for the purpose of the transfer to himself or herself of the shares of Class A Common Stock issuable upon such conversion, and to give on behalf of such record holder the written notice of conversion above required, and may convert such shares of Class B Common Stock accordingly.

If such shares of Class B Common Stock shall have been registered improperly in the name of a person not meeting the qualifications set forth in this SECTION 6(D) (or in the name of any successive transferee of such certificate) and a new certificate therefor issued, such person or transferee shall surrender such new certificate for cancellation, accompanied by the written notice of conversion above required, in which case:

(i)            such person or transferee shall be deemed to have elected to treat the endorsement on (or instrument of transfer accompanying) the certificate so delivered by such former record holder as authorizing such person or transferee on behalf of such former record holder so to convert such shares and so to give such notice,

(ii)           the shares of Class B Common Stock registered in the name of such former record holder shall be deemed to have been surrendered for conversion for the purpose of the transfer to such person or transferee of the shares of Class A Common Stock issuable upon conversion, and

(iii)          the appropriate entries shall be made on the books of the Corporation to reflect such action.

In the event that the Board (or any committee of the Board, or any officer of the Corporation, designated for the purpose by the Board) shall determine, upon the basis of facts not disclosed in any affidavit or other document accompanying the certificate for shares of Class B Common Stock when presented for transfer, that such shares of Class B Common Stock have been registered in violation of the provisions of this SECTION 6, or shall determine that a person is enjoying for his or her own benefit the special rights and powers of shares of Class B Common Stock in violation of such provisions, then the Corporation shall take such action at law or in equity as is appropriate under the circumstances.  An unforeclosed pledge made to secure a bona fide obligation shall not be deemed to violate such provisions.  Prior to the occurrence of a Tax-Free Spin-Off, no transfer of title to shares of Class B Common Stock to a pledgee or other person (other than Kerr-McGee) may occur without compliance with the foregoing provisions of this SECTION 6(D).

(E)           Prior to the occurrence of a Tax-Free Spin-Off, every certificate for shares of Class B Common Stock shall bear a legend on the face thereof reading as follows:

“The shares of Class B Common Stock represented by this certificate may not be transferred to any person in connection with a transfer that does not meet the qualifications set forth in Paragraph (6), SECTIONS 6(B), (C) and (D) of ARTICLE FOURTH of the Certificate of Incorporation of the Corporation and no person who receives such shares in connection with a transfer which does not meet the qualifications prescribed by Paragraph (6), SECTION 6(D) of said ARTICLE FOURTH is entitled to own or to be registered as the record holder of such shares of Class B Common Stock, but the record holder of this certificate may at such time and in the manner set forth in said ARTICLE FOURTH of the Certificate of Incorporation convert such shares of Class B Common Stock into the same number of shares of Class A Common Stock for purposes of effecting the sale or other disposition of such shares of Class A Common Stock to any person.  Each holder of this certificate, by accepting the same, accepts and agrees to all of the foregoing.”

Upon and after the transfer of shares in a Tax-Free Spin-Off, shares of Class B Common Stock shall no longer bear the legend set forth above in this SECTION 6(E).

(F)           Upon any conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant to the provisions of this SECTION 6, any dividend payable in shares of Class B Common Stock, for which the record date or payment date shall be subsequent to such conversion, which may have been declared on the shares of Class B Common Stock so converted shall be deemed to have been declared, and shall be payable, with respect to the shares of Class A Common Stock into or for which such shares of Class B Common Stock shall have been so converted, and any such dividend which shall have been declared on such shares payable in shares of Class B Common Stock shall be deemed to have been declared, and shall be payable, in shares of Class A Common Stock.

(G)           The Corporation shall not reissue or resell any shares of Class B Common Stock which shall have been converted into shares of Class A Common Stock pursuant to or as permitted by the provisions of this SECTION 6, or any shares of Class B Common Stock which shall have been acquired by the Corporation in any other manner.  The Corporation shall, from time to time, take such appropriate action as may be necessary to retire such shares and to reduce the authorized amount of Class B Common Stock accordingly.

The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, such number of shares of Class A Common Stock as would become issuable upon the conversion of all shares of Class B Common Stock then outstanding.

(H)          In connection with any transfer or conversion of any stock of the Corporation pursuant to or as permitted by the provisions of this SECTION 6, or in connection with the making of any determination referred to in this SECTION 6:

(i)            the Corporation shall be under no obligation to make any investigation of facts unless an officer, employee or agent of the Corporation responsible for making such transfer or determination or issuing Class A Common Stock pursuant to such conversion has substantial reason to believe, or unless the Board (or a committee of the Board designated for the purpose) determines that there is substantial reason to believe, that any affidavit or other document is incomplete or incorrect in a material respect or that an investigation would disclose facts upon which any determination referred to in SECTION 6(D) above should be made, in either of which events the Corporation shall make or cause to be made such investigation as it may deem necessary or desirable in the circumstances and have a reasonable time to complete such investigation; and

(ii)           neither the Corporation nor any director, officer, employee or agent of the Corporation shall be liable in any manner for any action taken or omitted in good faith to the fullest extent permitted by law.

(I)            The Corporation will not be required to pay any documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Class A Common Stock on the conversion of shares of Class B Common Stock pursuant to this SECTION 6, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(J)            All rights to vote and all voting power (including, without limitation thereto, the right to elect directors) shall be vested exclusively in the holders of Common Stock, voting together as a single class, except as otherwise expressly provided in this Certificate of Incorporation, in a Certificate of Designation with respect to any Preferred Stock or as otherwise expressly required by applicable law.

(K)          No stockholder shall be entitled to exercise any right of cumulative voting.

(7)           SERIES A PREFERRED STOCK

SECTION 1.  Designation and Amount.  There shall be designated a series of Preferred Stock as “Series A Junior Participating Preferred Stock” (“Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be 2.0 million shares. Such number of shares may be increased or decreased by resolution of the Board; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

SECTION 2.  Dividends and Distributions.

(1)           Subject to the rights of the holders of any shares of any series of Preferred Stock of the Corporation (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock of the Corporation and of any other stock of the Corporation ranking junior to the Series A Preferred Stock, shall be entitled to receive, when, as and if declared by the Board out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of January, April, July, and October in each year (each such date being referred to herein as a “Dividend Payment Date”), commencing on the first Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock, declared on the Common Stock since the immediately preceding Dividend Payment Date or, with respect to the first Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock.  In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(2)           The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided, that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Dividend Payment Date and the next subsequent Dividend Payment Date, a dividend of $1.00 per share on the Series A Preferred Stock shall nevertheless be payable, when, as and if declared, on such subsequent Dividend Payment Date.

(3)           Dividends shall begin to accrue and be cumulative, whether or not earned or declared, on outstanding shares of Series A Preferred Stock from the Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Dividend Payment Date.  Accrued but unpaid dividends shall not bear interest.  Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  The Board may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

SECTION 3.  Voting Rights.  The holders of shares of Series A Preferred Stock shall have the following voting rights:

(1)           Subject to the provision for adjustment hereinafter set forth and except as otherwise provided in this Certificate of Incorporation or required by law, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters upon which the holders of the Common Stock of the Corporation are entitled to vote.  In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(2)           Except as otherwise provided herein, in this Certificate of Incorporation or in any other certificate of designations creating a series of Preferred Stock or any similar stock, and except as otherwise required by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(3)           Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

SECTION 4.  Certain Restrictions.

(1)           Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not earned or declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(a)           declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (as to dividends) to the Series A Preferred Stock;

(b)           declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (as to dividends) with the Series

A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(c)           redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock; provided, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Series A Preferred Stock or rights, warrants or options to acquire such junior stock;

(d)           redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(2)           The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

SECTION 5.  Reacquired Shares.  Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof.  All such shares shall upon their retirement become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board, subject to any conditions and restrictions on issuance set forth herein.

SECTION 6.  Liquidation, Dissolution or Winding Up.  Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (A) to the holders of the Common Stock or of shares of any other stock of the Corporation ranking junior, upon liquidation, dissolution or winding up, to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not earned or declared, to the date of such payment; provided, that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (B) to the holders of shares of stock ranking on a parity upon liquidation, dissolution or winding up with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.  In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (A) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

SECTION 7.  Consolidation, Merger, Etc.  In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged for or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.  In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

SECTION 8.  No Redemption.  The shares of Series A Preferred Stock shall not be redeemable from any holder.

SECTION 9.  Rank.  The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, junior to all other series of Preferred Stock and senior to the Common Stock.

SECTION 10.  Amendment.  This Certificate of Incorporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class, in addition to such other vote as may be required by the Delaware General Corporation Law.

SECTION 11.  Fractional Shares.  Shares of Series A Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

ARTICLE FIFTH

(1)           The business and affairs of the Corporation shall be managed by a Board.  The number of directors shall be fixed from time to time by resolution adopted by affirmative vote of the majority of the Board, but shall not be fixed at a number less than three.

(2)           The directors shall be classified, with respect to the time for which they severally hold office, into three classes, designated Class I, Class II and Class III, each as nearly equal in number as possible, with the term of the Class I to expire at the 2006 annual meeting of the stockholders, the term of office of the Class II to expire at the 2007 annual meeting of the stockholders, and the term of office of the third class to expire at the 2008 annual meeting of the stockholders, with the members of each class to hold office until their successors are elected and qualified.  At each succeeding annual meeting of the stockholders of the Corporation, the successors to the class of directors whose term expires at the meeting shall be elected to hold office for a term expiring at the annual meeting of the stockholders held in the third year following the year of their election.

(3)           Except as otherwise provided by the resolution or resolutions adopted by the Board designating the rights, powers and preferences of any series of Preferred Stock, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board; provided, however, that, until Kerr-McGee ceases to own beneficially shares representing a majority of the total voting power of the Voting Stock, if such vacancy was caused by an action of the stockholders, the vacancy may be filled by the affirmative vote of the holders of at least a majority of the total voting power of the then outstanding Voting Stock.  Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred until such director’s successor shall have been elected and qualified.  No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

(4)           Except as otherwise provided by the resolution or resolutions adopted by the Board designating the rights, powers and preferences of any series of Preferred Stock, any director or the entire Board may be removed from office at any time with or without cause, but only by the affirmative vote of the holders of at least a majority of the total voting power of the Voting Stock; provided, however, that, from and after the date that Kerr-McGee ceases to own beneficially shares representing a majority of the total voting power of the Voting Stock, directors may be removed only for cause, and then only by the affirmative vote of at least 75% in voting power of the Voting Stock.

(5)           Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) applicable thereto, and such directors so elected shall not be divided into classes pursuant to this ARTICLE FIFTH unless expressly provided by such terms.

ARTICLE SIXTH

(1)           The Board shall be authorized to make, amend, alter, change, add to or repeal the Bylaws of the Corporation in any manner not inconsistent with the laws of the State of Delaware, subject to the power of the stockholders to amend, alter, change, add to or repeal the Bylaws made by the Board.  Notwithstanding anything contained in this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by the resolution or resolutions adopted by the Board designating the rights, powers and preferences of such Preferred Stock to the contrary, the affirmative vote of the holders of at least a majority of the total voting power of the Voting Stock shall be required to alter, amend or repeal any provision of the Bylaws; provided, however, that, from and after the date that Kerr-McGee ceases to own beneficially shares representing a majority of the total voting power of the Voting Stock, the affirmative vote of the holders of at least 75% in voting power of the Voting Stock shall be required in order for the stockholders to alter, amend or repeal any provision of the Bylaws which is to the same effect as ARTICLE FIFTH, ARTICLE SIXTH and ARTICLE NINTH of this Certificate of Incorporation or to adopt any provision inconsistent therewith.

(2)           The Board shall be authorized to make, amend, alter, change, add to or repeal this Certificate of Incorporation in any manner not inconsistent with the laws of the State of Delaware, subject to the power of the stockholders to amend, alter, change, add to or repeal this Certificate of Incorporation made by the Board.  Notwithstanding anything contained in this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by the resolution or resolutions adopted by the Board designating the rights, powers and preferences of such Preferred Stock to the contrary, the affirmative vote of the holders of at least a majority of the total voting power of the Voting Stock shall be required to alter, amend or repeal any provision of this Certificate of Incorporation; provided, however, that, from and after the date that Kerr-McGee ceases to own beneficially shares representing a majority of the total voting power of the Voting Stock, the affirmative vote of the holders of at least 75% in voting power of the Voting Stock shall be required in order for the stockholders to alter, amend or repeal any provision ARTICLE FIFTH, ARTICLE SIXTH and ARTICLE NINTH of this Certificate of Incorporation or to adopt any provision inconsistent therewith.

ARTICLE SEVENTH

(1)           The Corporation grants rights to indemnification as follows:

SECTION 1.           Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board.  The right to indemnification conferred in this ARTICLE SEVENTH shall be a contract right.  The Corporation may, by action of the Board, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of director and officers.

SECTION 2.           Non-Exclusivity of Rights.  The right to indemnification conferred in this ARTICLE SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

SECTION 3.           Insurance.  The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

SECTION 4.           Limitations on Liability.  A director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the Delaware General Corporation Law, as amended from time to time, for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law as in effect as of the date hereof (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which a director derived an improper personal benefit.

(2)           Neither the amendment nor repeal of this ARTICLE SEVENTH shall eliminate or reduce the effect of this ARTICLE SEVENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this ARTICLE SEVENTH would accrue or arise, prior to such amendment or repeal.

ARTICLE EIGHTH

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 79 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE NINTH

(1)           Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted; provided, however, that at such time as Kerr-McGee ceases to own beneficially a majority of the total voting power of the Voting Stock, except as otherwise provided by the resolution or resolutions adopted by the Board designating the rights, powers and preferences of any series of Preferred Stock, any action required or permitted to be taken by stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent or consents by stockholders in lieu of such a meeting.

(2)           Except as otherwise required by law or provided by the resolution or resolutions adopted by the Board designating the rights, powers and preferences of any series of Preferred Stock, special meeting of stockholders of the Corporation may be called only by (A) Kerr-McGee, so long as Kerr-McGee owns beneficially at least a majority of the total voting power of the Voting Stock, or (B) the Chairman of the Board or the Board pursuant to a resolution approved by a majority of the entire Board.  Any other power of stockholders to call a special meeting specifically is denied.  No business other than that stated in the notice of the special meeting shall be transacted at any special meeting.

ARTICLE TENTH

(1)           Beginning on the date on which Kerr-McGee ceases to own beneficially at least 10% of the total voting power of the Voting Stock, the vote of the stockholders of the Corporation required to approve any Business Transaction shall be as set forth in this ARTICLE TENTH.  Each capitalized term shall have the meaning ascribed to it in Paragraph (B) of this ARTICLE TENTH.

SECTION 1.           Notwithstanding any provision of law or any other provision of this Certificate of Incorporation or any agreement with any national securities exchange or otherwise which might permit a lesser vote or no vote and in addition to any affirmative vote required of the holders of any particular class or series of Voting Stock by law or by this Certificate of Incorporation, the affirmative vote of the holders of not less than 51% of the outstanding shares of Voting Stock of the Corporation beneficially owned by stockholders other than the Related Person shall be required for the approval or authorization of any Business Transaction; provided, however, that such 51% voting requirement shall not be applicable to any Business Transaction, and such Business Transaction shall require only such affirmative vote as is required by law, any other provision of this Certificate of Incorporation, any Preferred Stock designation or any agreement with any national securities exchange, if, in the case of a Business Transaction that does not involve any cash or other consideration being received by the stockholders of the Corporation solely in respect of their ownership of shares of Voting Stock of the Corporation, the condition specified in the following SECTION 1(A) is satisfied, or, in the case of any other Business Transaction, the conditions specified in either of the following SECTIONS 1(A) and (B) are satisfied.

(A)          The Continuing Directors at the time of such Business Transaction constitute at least a majority of the Board and such Business Transaction shall have been approved by a majority vote of the Continuing Directors; or

(B)           (i)            The consideration to be received by holders of a particular class or series of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as was previously paid in order to acquire beneficially shares of such class or series of Voting Stock that are beneficially owned by the Related Person and, if the Related Person beneficially owns shares of any class or series of Voting Stock that were acquired with varying forms of consideration, the form of consideration to be received by holders of such class or series of Voting Stock shall be either cash or the form used to acquire beneficially the largest number of shares of such class or series of Voting Stock beneficially acquired by it prior to the Announcement Date; and

(ii)           The aggregate amount of the cash and the Fair Market Value as of the Consummation Date of any consideration other than cash to be received per share by holders of Common Stock in such Business Transaction shall be at least equal to the highest of the following (it being intended that the requirements of this SECTION (1)(B)(ii) shall be required to be met with respect to all shares of Common Stock outstanding whether or not the Related Person has acquired any shares of the Common Stock):

(a)           If applicable, the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid in order to acquire any shares of Common Stock beneficially owned by the Related Person which were acquired beneficially by such Related Person (x) with in the two-year period immediately prior to the Announcement Date or (y) in the transaction in which it became a Related Person, whichever is higher; or

(b)           The Fair Market Value per share of Common Stock on the Announcement Date or on the Determination Date, whichever is higher; and

(iii)          The aggregate amount of the cash and the Fair Market Value as of the Consummation Date of any consideration other than cash to be received per share by holders of shares of any other class or series of Voting Stock, other than Common Stock, shall be at least equal to the highest of the following (it being intended that the requirements of this SECTION (1)(B)(iii) shall be required to be met with respect to every class and series of such outstanding Voting Stock, whether or not the Related Person has previously acquired any shares of a particular class or series of Voting Stock):

(a)           If applicable, the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid in order to acquire any shares of such class or series of Voting Stock beneficially owned by the Related Person which were acquired beneficially by such Related Person (x) with the two-year period immediately prior to the Announcement Date or (y) in the transaction in which it became a Related Person, whichever is higher;

(b)           If applicable, the highest preferential amount per share to which the holders of share of such class or series of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

(c)           The Fair Market Value per share of such class or series of Voting Stock on the Announcement Date or the Determination Date, whichever is higher; and

(iv)          After such Related Person has become a Related Person and prior to the consummation of Business Transaction:

(a)           Such Related Person shall not have become the Beneficial Owner of any additional shares of Voting Stock of the Corporation, except as part of the transaction in which it became a Related Person or upon conversion of convertible securities acquired by it prior to becoming a Related Person or as a result of a pro rata stock dividend or stock split; and

(b)           Such Related Person shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits or other tax advantages provided by the Corporation or any Subsidiary, whether in anticipation of or in connection with such Business Transaction or otherwise; and

(c)           Such Related Person shall not have caused any material change in the Corporation’s business or capital structure, including, without limitation, the issuance of shares of capital stock of the Corporation to any third party; and

(d)           There shall have been (x) no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock, and (y) no reduction in the annual rate of dividends paid on Common Stock (after giving effect to any reclassification, including any reverse stock split, recapitalization, reorganization or similar transaction which has the effect of enlarging or reducing the number of outstanding shares of Common Stock), unless such failure or reduction shall have been approved by a majority of the Continuing Directors; and

(v)           A proxy or information statement describing the proposed Business Transaction and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules and regulations), whether or not the Corporation is then subject to such requirements, shall be mailed at least 30 days prior to the consummation of such Business Transaction to the public stockholders of the Corporation and shall contain at the front thereof in a prominent place (x) any recommendations as to the advisability (or inadvisability) of the Business Transaction which the Continuing Directors, if any, may choose to state and (y) the opinion of a reputable national investment banking firm as to the fairness (or not) of such Business Transaction from the point of view of the remaining public stockholders of the Corporation (such investment banking firm to be engaged solely on behalf of the remaining public stockholders, to be paid a reasonable fee for their services by the Corporation upon receipt of such opinion, to be unaffiliated with such Related Person, and, if there are at the time any Continuing Directors, to be selected by a majority of the Continuing Directors).

SECTION 2.           For purposes of this ARTICLE TENTH:

(A)          The term “Business Transaction” shall mean:

(i)            Any merger or consolidation of the Corporation or any Subsidiary with (x) any Related Person or (y) any other Corporation or entity (whether or not itself a Related Person) which is, or after such merger or consolidation, would be, an Affiliate of a Related Person;

(ii)           Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or in a series of transactions) to or with any Related Person or any Affiliate of any Related Person of assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $10,000,000 or more;

(iii)          The adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of a Related Person or any Affiliate of the Related Person;

(iv)          The issuance of or transfer by the Corporation or any Subsidiary (in one transaction or in a series of related transactions) of any securities of the Corporation or any Subsidiary to a Related Person, or any Affiliate of a Related Person, in exchange for cash, securities or other property (or a combination thereof) having a Fair Market Value of $10,000,000 or more, other than the issuance of securities upon the conversion of convertible securities of the Corporation or any Subsidiary which were not acquired by such Related Person (or such Affiliate) from the Corporation or a Subsidiary;

(v)           Any reclassification of securities (including any reverse stock split), or recapitalization or reorganization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any self tender offer for or repurchase of securities of the Corporation or any Subsidiary by the Corporation or any Subsidiary or any other transaction (whether or not with or into or otherwise involving a Related Person) which in any such case has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of stock or securities convertible into stock of the Corporation or any Subsidiary which is directly or indirectly beneficially owned by any Related Person or any Affiliate of any Related Person;

(B)           A “Person” shall mean any individual, firm, Corporation, group (as such term is used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934) or other entity.

(C)           “Related Person” shall mean any person (other than the Corporation or any Subsidiary or any employee benefit plan of the Corporation or any Subsidiary) who or which:

(i)            Is the beneficial owner, directly or indirectly, of more than 10% of the total voting power of the then outstanding shares of Voting Stock; or

(ii)           Is an Affiliate of the Corporation and at anytime within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the total voting power of the then outstanding shares of Voting Stock; or

(iii)          Is an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Voting Stock that were at any time within the two-year period immediately prior to the date in question beneficially owned by a Related Person, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

(D)          A person shall be a “Beneficial Owner” of any Voting Stock:

(i)            Which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

(ii)           which such person or any of its Affiliates or Associates has (x) the right to acquire (whether or not such right is exercisable immediately), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (y) the right to vote or direct the vote pursuant to any agreement, arrangement or understanding; or

(iii)          which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

(E)           For the purposes of determining whether a person is a Related Person pursuant to SECTION 2(C) of this ARTICLE TENTH, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by such Related Person through application of SECTION 2(D) of this ARTICLE but shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(F)           “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

(G)           “Subsidiary” shall mean any Corporation more than 50% of whose outstanding stock having ordinary voting power in the election of directors is owned, directly or indirectly, by the Corporation or by a Subsidiary or by the Corporation and one or more Subsidiaries; provided, however, that for the proposes of the definition of Related Person set forth in SECTION 2(C) of this ARTICLE TENTH, the term “Subsidiary” shall mean only a Corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

(H)          “Continuing Director” shall mean any member of the Board of the Corporation who is unaffiliated with, and not a nominee of, the Related Person and was a member of the Board prior to the time that the Related Person became a Related Person, and any successor of a Continuing Director who is unaffiliated with, and not a nominee of, the Related Person and who is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

(I)            “Fair Market Value” shall mean:

(i)            in the case of stock, the highest closing sale price during the 30-day period preceding the date in question of a share of such stock on the Composite Tape of New York Stock Exchange-Listed stocks, or, if such stock is not quoted on the New York Stock Exchange-Composite Tape, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc.  Automated Quotation System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and

(ii)           in the case of stock of any class or series which is not traded on any United States registered securities exchange nor in the over-the-counter market or in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Continuing Directors in good faith.

(J)            In the event of any Business Transaction in which the Corporation survives, the phrase “any consideration other than cash to be received” as used in SECTIONS 1(B)(ii) and 1(B)(iii) of this ARTICLE TENTH shall include the shares of Common Stock and/or the share of any other class of outstanding Voting Stock retained by the holders of such shares.

(K)          “Announcement Date” shall mean the date of first public announcement of the proposed Business Transaction.

(L)           “Determination Date” shall mean the date on which the Related Person became a Related Person.

(M)         “Consummation Date” shall mean the date of the consummation of the Business Transaction.

(N)          The terms “Voting Stock” shall mean all outstanding shares of capital stock of all classes and series of the Corporation entitled to vote generally in the election of directors of the Corporation, in each case voting together as a single class.

SECTION 3.           If the Continuing Directors constitute at least a majority of the Board, a majority of such Continuing Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this ARTICLE TENTH, including, without limitation:

(A)          Whether a person is a Related Person;

(B)           The number of shares of Voting Stock beneficially owned by any person;

(C)           Whether a person is an Affiliate or Associate of another person;

(D)          Whether the requirements of SECTION 2(A) of this ARTICLE TENTH have been met with respect to any Business Transaction; and

(E)           Whether the assets which are the subject of any Business Transaction have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Transaction has, an aggregate Fair Market Value of $10,000,000 or more.  The good faith determination of a majority of the Continuing Directors on such matters shall be conclusive and binding for all purposes of this ARTICLE TENTH.

(2)           Nothing contained in this ARTICLE TENTH shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.

(3)           Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of (x) the holders of at least 51% of the Voting Stock, voting together as a single class, and (y) the holders of a least 51% of the Voting Stock, voting together as a single class, other than shares of Voting Stock beneficially owned by a Related Person, shall be required to alter, amend or repeal this ARTICLE TENTH or to adopt any provision inconsistent therewith.

(4)           Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the provisions of this ARTICLE TENTH shall not be applicable at such time as all shares of Class B Common Stock have been converted into, or exchanged for, shares of Class A Common Stock.

CERTIFICATE

I, the undersigned, Roger G. Addison, Secretary of Tronox Incorporated, a Delaware Corporation, do hereby certify that the foregoing is a full, true, and correct copy of the Amended and Restated Certificate of Incorporation of said Corporation in effect on the date of this certificate.

Given under my hand and seal of the Corporation this 23rd day of November, 2005.

/s/ Roger G. Addison
Secretary

(SEAL)